UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 5, 2013
Facebook, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35551	20-1665019

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1601 Willow Road
Menlo Park, California	94025

(Address of Principal Executive Offices)	(Zip Code)

(650) 308-7300
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 5, 2013, the Board of Directors (the “Board”) of Facebook, Inc. (the “Company”) appointed Susan Desmond-Hellmann as a member of the Board. At the time of this filing, the Board has not made a final determination regarding the committees of the Board, if any, to which Dr. Desmond-Hellmann will be appointed.
There is no arrangement or understanding with any person pursuant to which Dr. Desmond-Hellmann was appointed as a member of the Board. In accordance with the Company’s existing compensation policy with respect to annual retainer fees for non-employee directors, Dr. Desmond-Hellmann will receive an annual retainer fee of $50,000, which will be prorated during 2013. In addition, the Board will grant 20,000 restricted stock units (“RSUs”) to Dr. Desmond-Hellmann, as compensation for her service as a member of the Board. The RSUs will vest over four years, with approximately one-fourth (1/4th) of the total shares underlying the RSUs vesting on May 15, 2014 and one-sixteenth (1/16th) of the total shares underlying the RSUs vesting on each subsequent quarterly vesting date, subject to continued services to the Company through each quarterly vesting date.
In addition to the compensation that Dr. Desmond-Hellmann will receive in connection with her appointment as a member of the Board, the Company intends to enter into a standard form of indemnification agreement with Dr. Desmond-Hellmann. The indemnification agreement, among other things, would require the Company to indemnify Dr. Desmond-Hellmann for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by her in any action or proceeding arising out of her service as one of the Company’s directors, or any of the Company’s subsidiaries or any other company or enterprise to which she provides services at the Company’s request. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-179287), as originally filed with the Securities and Exchange Commission on February 1, 2012, as subsequently amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACEBOOK, INC.

Date: March 6, 2013	By:	/s/ Theodore W. Ullyot
Name: Theodore W. Ullyot
Title: Vice President, General Counsel, and Secretary